Exhibit 99.1

CALIFORNIA BANCORP REPORTS THIRD QUARTER EARNINGS,

HIGHLIGHTED BY STEADY LOAN GROWTH AND STRONG DEPOSIT GROWTH

San Diego, Calif., October 28, 2026 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the third quarter of 2026.

The Company reported net income of $14.0 million, or $0.43 per diluted share, for the third quarter of 2026, compared to $14.3 million, or $0.44 per diluted share for the second quarter of 2026, and $15.7 million, or $0.48 per diluted share for the third quarter of 2025.

“Our third quarter results reflect the continued momentum we are building across our franchise, with steady loan growth and strong deposit growth throughout our statewide markets. We remain focused on disciplined credit management, particularly in a changing interest rate environment, while maintaining our commitment to relationship banking. Our deposit growth is especially encouraging, reflecting the strength of our business model, the deepening of existing client relationships, and our ability to attract new clients across California,” said David Rainer, Chairman and CEO of the Company and Bank.

“We are excited about our third quarter financial results, which reflect continued execution of our relationship banking strategy in each of our California markets. To expand our commercial banking presence in Northern California, we opened a new loan production office in downtown San Francisco, California on October 1, 2026,” said Richard Hernandez, President of the Company and Bank. “We are seeing encouraging levels of business development activity, supported by a solid pipeline of new opportunities and the dedication of our teams in each of our markets. Our focus remains on attracting high-quality clients, enhancing relationships across our existing client base, and building a foundation for sustainable, long-term growth.”

Third Quarter 2026 Highlights

●	Net income of $14.0 million or $0.43 diluted earnings per share for the third quarter.
●	Net interest margin of 4.61%, compared with 4.71% in the prior quarter.
●	Provision for credit losses of $3.2 million for the third quarter, compared with $714 thousand for the prior quarter.
●	Return on average assets of 1.35%, compared with 1.43% in the prior quarter.
●	Return on average common equity of 9.45%, compared with 9.84% in the prior quarter.
●	Return on average tangible common equity (non-GAAP1) of 12.07%, compared with 12.62% in the prior quarter.
●	Total loans, including loans held for sale, increased to $3.16 billion at September 30, 2026, up $53.3 million, or 1.7%, from $3.11 billion at June 30, 2026.
●	Nonperforming loans were $9.3 million, up $407 thousand, or 4.6%, from June 30, 2026.
●	Allowance for credit losses (“ACL”) was 1.13% of total loans held for investment at September 30, 2026, compared to 1.18% at June 30, 2026; allowance for loan losses (“ALL”) was 1.07% of total loans held for investment at September 30, 2026, compared to 1.13% at June 30, 2026.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Noninterest-bearing deposits represented 36.3% of total deposits, compared with 37.4% of total deposits at June 30, 2026.
●	Total deposits, increased to $3.48 billion at September 30, 2026, up $117.4 million, or 3.5%, from $3.36 billion at June 30, 2026.
●	Cost of deposits was 1.33%, compared to 1.31% in the prior quarter.
●	Cost of funds was 1.39%, compared with 1.38% in the prior quarter.
●	Redeemed all $35.0 million of its 3.50% fixed-to-floating rate subordinated debt due September 1, 2031, at par value; the interest rate was scheduled to change on September 1, 2026 to a quarterly variable rate equal to the then current 90-day SOFR plus 2.86%, until maturity.
●	Repurchased 209,348 shares of common stock at an average price of $21.81 and a total cost of $4.6 million under the stock repurchase program in the third quarter of 2026, compared to 102,594 shares of common stock at an average price of $19.46 and a total cost of $2.0 million in the second quarter of 2026.
●	Dividend of $0.12 per common share declared in July 2026 and paid in October 2026, totaling $3.8 million.
●	Tangible book value per common share (non-GAAP1) of $14.22 at September 30, 2026, down $0.07 from $14.29 at June 30, 2026.
●	The Company’s preliminary capital ratios at September 30, 2026 exceeded the minimums required to be “well-capitalized,” the highest regulatory capital category.

Third Quarter Operating Results

Net Income

Net income for the third quarter of 2026 was $14.0 million, or $0.43 per diluted share, compared with $14.3 million, or $0.44 per diluted share in the second quarter of 2026. Pre-tax, pre-provision income (non-GAAP1) for the third quarter was $21.6 million, an increase of $1.1 million, or 5.27%, from the prior quarter. The net income and diluted earnings per share decreases were largely driven by higher provision for credit losses and noninterest expense, partially offset by higher net interest income and noninterest income.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2026 was $44.1 million, compared with $43.4 million in the prior quarter. The increase in net interest income was primarily due to a $1.4 million increase in total interest and dividend income, partially offset by a $581 thousand increase in total interest expense in the third quarter of 2026, as compared with the prior quarter. The increase in net interest income was also impacted by one additional day in the current quarter compared with the prior quarter.

During the third quarter of 2026, total interest income increased by $1.4 million. The increase was primarily driven by a $1.2 million increase in total loan interest income, which included a decrease of $18 thousand in accretion from the net purchase accounting discounts on acquired loans and $366 thousand reversals of interest income on loans placed on nonaccrual. In addition, total debt securities income increased $113 thousand, and interest income from deposits in other financial institutions increased $497 thousand. These increases were partially offset by a decrease of $353 thousand in dividend income from restricted stock investments and other bank stock and a decrease of $123 thousand in interest income from Fed funds sold/resale agreements. The increase in interest income was mainly due to the growth in average interest-earning assets, partially offset by a decline of 9 basis points in the yield on average total interest-earning assets as a result of changes in asset mix, and reversals of interest associated with nonaccrual loans. Average interest-earning assets were positively impacted by increases in average total loans of $68.1 million, average total debt securities of $1.6 million, and average deposits in other financial institutions of $51.0 million, partially offset by a decrease in average Fed funds sold/resale agreements of $12.2 million. The increase in interest expense for the third quarter of 2026 was primarily due to a $682 thousand increase in interest expense on average total interest-bearing deposits, the result of higher average total interest-bearing deposits of $95.5 million, partially offset by a $101 thousand decrease in borrowing expense from the redemption of the $35 million subordinated debt on September 1, 2026.

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Net interest margin for the third quarter of 2026 was 4.61%, compared with 4.71% in the prior quarter. The decrease in the net interest margin of 10 basis points was primarily driven by a decline of 9 basis points in the total interest-earning assets yield, coupled with an increase of 1 basis point in the cost of funds. The yield on total average interest-earning assets in the third quarter of 2026 was 5.88%, compared with 5.97% in the prior quarter. The yield on average total loans in the third quarter of 2026 was 6.29%, a decrease of 5 basis points from 6.34% in the prior quarter. The yield on average total loans in the third quarter of 2026 included the impact of the nonaccrual interest reversals noted above, which decreased the overall loan yield by 5 basis points. This compares to an increase of 7 basis points in overall total loan yield in the prior quarter from cash interest collection on the payoff of two nonaccrual loans, net of interest reversals on loans placed on nonaccrual. Accretion income from the net purchase accounting discounts on acquired loans was $3.3 million, increasing the yield on average total loans by 42 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased interest expense by $389 thousand, the combination of which increased the net interest margin by 31 basis points in the third quarter of 2026. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $3.3 million, increasing the yield on average total loans by 44 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $389 thousand, the combination of which increased the net interest margin by 32 basis points.

Cost of funds for the third quarter of 2026 was 1.39%, an increase of 1 basis point from 1.38% in the prior quarter. The increase was a result of an increase of 1 basis point in the cost of average total interest-bearing deposits, driven primarily by changes in the Company’s deposit mix and increased competition for deposits driving market deposit rates upward in the third quarter of 2026. The amortization expense of $389 thousand from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium contributed 4 basis points to the cost of funds. Average noninterest-bearing demand deposits increased $17.4 million to $1.24 billion and represented 36.0% of total average deposits for the third quarter of 2026, compared with $1.22 billion and 36.7%, respectively, in the prior quarter; average interest-bearing deposits increased $95.5 million to $2.21 billion during the third quarter of 2026. The total cost of deposits in the third quarter of 2026 was 1.33%, compared with 1.31% in the prior quarter.

Average total borrowings decreased $10.9 million to $23.5 million in the third quarter of 2026, primarily due to the redemption of the $35.0 million subordinated debt in September 2026. The average cost of total borrowings was 10.04% for the third quarter of 2026, up from 8.10% in the prior quarter. The increase in cost of total borrowings during the quarter was primarily the result of amortization of the remaining fair value adjustment associated with the redemption of the subordinated debt.

Provision for Credit Losses

The Company recorded a provision for credit losses of $3.2 million for the third quarter of 2026, compared with $714 thousand in the prior quarter. The provision for credit losses in the third quarter of 2026 was comprised of a $3.2 million provision for credit losses on loans held for investment, partially offset by a $16 thousand reversal of provision for credit losses for unfunded loan commitments. Total unfunded loan commitments decreased by $34.5 million to $862.4 million at September 30, 2026, compared to $896.9 million in unfunded loan commitments at June 30, 2026.

The provision for credit losses for loans held for investment in the third quarter of 2026 was $3.2 million, an increase of $2.2 million from $1.1 million in the prior quarter. The increase reflected $4.6 million in net charge-offs, primarily related to the full charge-off of two commercial and industrial loans, updates to the reasonable and supportable economic forecasts for California, revised scenario weighting assumptions, continued loan growth, and changes in portfolio composition, partially offset by a decline in accruing substandard and special mention loan balances and refinements to the qualitative factors. The Company’s management continues to monitor macroeconomic variables including changes in interest rates, uncertainty in the current economic environment, and elevated geopolitical risks related to ongoing conflicts in the Middle East. Management believes it has appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income was $1.9 million in the third quarter of 2026, an increase of $351 thousand compared with $1.6 million in the second quarter of 2026. Other charges and fees increased $260 thousand in the third quarter due primarily to a reduction in loss from equity investments of $30 thousand in the third quarter of 2026 compared to a loss from equity investments of $251 thousand in the prior quarter.

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Noninterest Expense

Total noninterest expense for the third quarter of 2026 was $24.4 million, an increase of $57 thousand, compared with $24.3 million in the prior quarter. Salaries and employee benefits decreased $157 thousand during the third quarter of 2026 to $15.4 million primarily due to lower overall payroll tax and incentive accruals, partially offset by a decrease in loan origination costs deferred based on decreased loan origination activity. Legal, audit and professional expense increased $229 thousand during the third quarter of 2026. Other real estate owned expenses decreased $197 thousand in the third quarter of 2026 primarily from overall lower holding costs.

Efficiency ratio (non-GAAP1) for the third quarter of 2026 was 53.00%, compared with 54.22% in the prior quarter.

Income Tax

In the third quarter of 2026, the Company’s income tax expense was $4.4 million, compared with $5.5 million for the second quarter of 2026. The effective rate was 23.9% for the third quarter of 2026 and 27.9% for the second quarter of 2026. The decrease in income tax expense and the effective tax rate for the third quarter of 2026 was primarily driven by a $725 thousand tax benefit recognized from tax credits purchased in the third quarter of 2026.

Balance Sheet

Assets

Total assets at September 30, 2026 were $4.11 billion, an increase of $80.4 million or 2.0% from June 30, 2026. The increase in total assets from the prior quarter was primarily related to an increase of $53.3 million in loans, including loans held for sale, a $10.1 million increase in available-for-sale debt securities, a $4.4 million increase in deferred taxes and a $9.1 million increase in accrued interest and other assets, primarily driven by the tax credits purchased in the third quarter.

Loans

Total loans held for investment (“LHFI”) were $3.15 billion at September 30, 2026, an increase of $53.8 million, compared with June 30, 2026. During the third quarter of 2026, new loans totaled $241.5 million, consisting of $159.9 million of new loan fundings, $10.8 million of Community Reinvestment Act (“CRA”) eligible small business loan participation purchases to support the Company’s CRA strategy and small business lending objectives, and $70.8 million of short-term participation purchases in fully collateralized mortgage loans. Separately, advances on existing loans totaled $81.2 million. These increases were partially offset by $124.7 million loan payoffs, paydowns and others changes totaling $76.7 million, $4.6 million of full charge-offs of two commercial and industrial loans, and $62.8 million of short-term participation purchases in fully collateralized mortgage loans that were sold to approved third-party mortgage brokers or investors. Total loans secured by real estate increased by $44.1 million, of which construction and land development loans increased $19.9 million, other commercial real estate loans increased $19.1 million; multifamily loans increased $8.9 million, and commercial and industrial loans increased $10.8 million, including $34.5 million of aforementioned participation purchases in mortgage loans through approved warehouse facilities and $10.8 million of aforementioned participation purchases in CRA-eligible small business loans; partially offset by 1-4 family residential and consumer loans decreasing by $3.8 million and $1.1 million, respectively.

The Company had $15.4 million in loans held for sale at September 30, 2026, consisting entirely of consumer solar loans, compared with $15.8 million at June 30, 2026.

Deposits

Total deposits at September 30, 2026 were $3.48 billion, an increase of $117.4 million from June 30, 2026. The increase was primarily due to increases in interest-bearing non-maturity deposits of $115.5 million and noninterest-bearing demand deposits of $4.9 million, partially offset by a decrease in non-brokered time deposits of $3.1 million. Noninterest-bearing demand deposits at September 30, 2026, were $1.26 billion, or 36.3% of total deposits, compared with $1.26 billion, or 37.4% of total deposits at June 30, 2026. At September 30, 2026, total interest-bearing deposits were $2.21 billion, compared with $2.10 billion at June 30, 2026. At September 30, 2026, the Company did not have any brokered time deposits. The Company offers the Insured Cash Sweep product and Certificate of Deposit Account Registry Service, each of which provides reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $740.3 million, or 21.3% of total deposits at September 30, 2026, compared with $705.2 million, or 21.0% of total deposits at June 30, 2026.

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Federal Home Loan Bank (“FHLB”) and Liquidity

At September 30, 2026 and June 30, 2026, the Company had no FHLB or Federal Reserve Discount Window borrowings.

At September 30, 2026, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $752.5 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $317.5 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at September 30, 2026, with no outstanding borrowings. Total available borrowing capacity was $1.16 billion at September 30, 2026. Additionally, the Company had unpledged liquid securities at fair value of approximately $215.7 million and cash and cash equivalents of $266.7 million at September 30, 2026.

During the third quarter of 2026, the Company redeemed all $35.0 million of its 3.50% fixed-to-floating rate subordinated debt due September 1, 2031, at par value. Starting in September 2026, the interest rate on that subordinated debt was scheduled to transition from a fixed rate to a quarterly variable rate equal to the then current 90-day SOFR plus 2.86%, through the contractual maturity date of September 1, 2031.

Asset Quality

Total non-performing assets were $17.9 million, or 0.44% of total assets at September 30, 2026, an increase of $407 thousand, or 2.3%, from $17.5 million, or 0.44% of total assets, at June 30, 2026. Total non-performing loans were $9.3 million, or 0.30% of total loans held for investment at September 30, 2026, compared with $8.9 million, or 0.29% of total loans held for investment at June 30, 2026.

Total nonperforming loans increased $407 thousand, or 4.6%, during the third quarter of 2026 primarily driven by the downgrades of a commercial and industrial loan and a commercial real estate loan. These loans are classified as individually evaluated, collateral-dependent loans and no allowance for loan loss was recorded at September 30, 2026, as full repayments are anticipated.

Special mention loans decreased by $8.4 million during the third quarter of 2026 to $40.3 million at September 30, 2026. The decrease in the special mention loans was due mostly to $5.9 million of loans downgraded to substandard, coupled with $5.8 million in upgrades to pass rating, $1.2 million in net paydowns, and $356 thousand in payoffs, partially offset by $4.9 million of loans downgraded from pass rating.

Substandard loans decreased by $5.5 million during the third quarter of 2026 to $58.7 million at September 30, 2026. The decrease in the substandard loans was due primarily to full charge-offs of two commercial and industrial loans totaling $4.6 million from one relationship, coupled with $3.3 million in upgrades to pass rating, $2.0 million in payoffs and $1.5 million in net paydowns, partially offset by $5.9 million of loans downgraded from special mention. The aforementioned charge-offs are related to a long-term, online advertisement client. Challenges related to unauthorized third-party use of the client’s proprietary software caused a rapid, material decline in revenue, ultimately leading the company to cease operations with limited recovery opportunities.

The Company had no LHFI that were over 90 days past due and still accruing interest at September 30, 2026 and June 30, 2026, respectively.

Loan delinquencies (30-89 days past due, excluding nonaccrual loans) totaled $80 thousand at September 30, 2026, compared with $4.9 million in such loan delinquencies at June 30, 2026. The decrease was primarily due to $2.4 million of loans brought to current, $2.0 million in payoffs, and $372 thousand of a commercial and industrial loan downgraded to nonaccrual, partially offset by $6.0 thousand of loans that became delinquent during the third quarter of 2026.

The allowance for credit losses, which is comprised of the ALL and reserve for unfunded loan commitments, totaled $35.5 million at September 30, 2026, compared with $36.6 million at June 30, 2026. The $1.2 million decrease in the allowance for credit losses included a $3.2 million provision for credit losses for the loan portfolio, net charge-offs of $4.6 million, a $224 thousand initial gross-up allowance related to purchased seasoned loans, and a $16 thousand reversal of provision for credit losses for unfunded loan commitments for the quarter ended September 30, 2026.

The ALL was $33.7 million, or 1.07% of total loans held for investment at September 30, 2026, compared with $34.9 million, or 1.13% at June 30, 2026.

Capital

Tangible book value per common share (non-GAAP1) at September 30, 2026 was $14.22, compared with $14.29 at June 30, 2026. In the third quarter of 2026, tangible book value was primarily impacted by net income of $14.0 million for the third quarter, and stock-based compensation activity. This was offset by an increase in net of tax unrealized losses on available-for-sale debt securities, the Company’s common stock repurchase program activity, and cash dividends, which reduced the tangible book value per common share by $0.37, $0.14 and $0.12, respectively. Other comprehensive losses related to net of tax unrealized losses on available-for-sale debt securities increased by $11.8 million to $17.1 million at September 30, 2026, from $5.3 million at June 30, 2026. The increase in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including a decrease in bond prices at the long end of the yield curve and the general interest rate environment, and growth in the available-for-sale debt securities. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at September 30, 2026, decreased to 11.42% from 11.77% in the prior quarter, and net of tax unrealized losses on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at September 30, 2026 increased to 3.8% from 1.2% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at September 30, 2026.

Stock Repurchase Program

During the third quarter of 2026, the Company repurchased 209,348 shares of its common stock at an average price of $21.81 and a total cost of $4.6 million under the stock repurchase program, compared to 102,594 shares of common stock at an average price of $19.46 and a total cost of $2.0 million in the second quarter of 2026. For the nine months ended September 30, 2026, the Company repurchased 721,857 shares of its common stock at an average price of $19.36 and a total cost of $14.0 million under the stock repurchase program. The remaining maximum number of shares authorized to be repurchased under this program was 666,215 shares at September 30, 2026.

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ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of the Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices including 12 commercial banking offices serving California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the possibility that the Company may reduce or discontinue the payment of dividends on its common stock; the possibility that the Company may discontinue, reduce or otherwise limit the level of repurchases of its common stock that it may make from time to time pursuant to its stock repurchase program; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$44,144	$43,354	$42,515	$129,582	$126,187
Provision for (reversal of) credit losses	$3,215	$714	$(15)	$3,548	$(4,425)
Noninterest income	$1,902	$1,551	$2,668	$5,590	$8,090
Noninterest expense	$24,403	$24,346	$23,382	$74,261	$73,135
Income tax expense	$4,412	$5,545	$6,132	$15,256	$18,931
Net income	$14,016	$14,300	$15,684	$42,107	$46,636
Pre-tax pre-provision income (1)	$21,643	$20,559	$21,801	$60,911	$61,142
Diluted earnings per share	$0.43	$0.44	$0.48	$1.30	$1.42
Shares outstanding at period end	31,952,352	32,110,117	32,443,056	31,952,352	32,443,056

PERFORMANCE RATIOS
Return on average assets	1.35%	1.43%	1.54%	1.38%	1.57%
Return on average common equity	9.45%	9.84%	11.24%	9.64%	11.61%
Yield on total loans	6.29%	6.34%	6.50%	6.26%	6.56%
Yield on interest earning assets	5.88%	5.97%	6.08%	5.86%	6.18%
Cost of deposits	1.33%	1.31%	1.59%	1.31%	1.59%
Cost of funds	1.39%	1.38%	1.69%	1.38%	1.71%
Net interest margin	4.61%	4.71%	4.52%	4.60%	4.59%
Efficiency ratio (1)	53.00%	54.22%	51.75%	54.94%	54.47%

	As of
	September 30, 2026	June 30, 2026	December 31, 2025
	($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	11.42%	11.77%	11.45%
Book value (BV) per common share	$18.19	$18.27	$17.79
Tangible BV per common share (1)	$14.22	$14.29	$13.79
ASSET QUALITY
Allowance for credit losses - loans (ALL)	$33,723	$34,860	$34,348
Reserve for unfunded loan commitments	$1,753	$1,769	$2,105
Allowance for credit losses (ACL)	$35,476	$36,629	$36,453
ALL to nonperforming loans	361.5%	390.7%	213.5%
ALL to total loans held for investment	1.07%	1.13%	1.13%
ACL to total loans held for investment	1.13%	1.18%	1.20%
30-89 days past due, excluding nonaccrual loans	$80	$4,941	$14,735
90 days or more past due, excluding nonaccrual loans	$—	$—	$—
Special mention loans	$40,254	$48,640	$72,407
Special mention loans to total loans held for investment	1.28%	1.57%	2.39%
Substandard loans	$58,676	$64,209	$60,681
Substandard loans to total loans held for investment	1.86%	2.07%	2.00%
Nonperforming loans	$9,329	$8,922	$16,086
Nonperforming loans to total loans held for investment	0.30%	0.29%	0.53%
Other real estate owned, net	$8,613	$8,613	$—
Nonperforming assets	$17,942	$17,535	$16,086
Nonperforming assets to total assets	0.44%	0.44%	0.40%

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

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	As of
	September 30, 2026	June 30, 2026	December 31, 2025
	($ in thousands except share and per share data)
END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,163,928	$3,110,581	$3,058,992
Total assets	$4,105,696	$4,025,259	$4,033,386
Deposits	$3,476,482	$3,359,105	$3,370,581
Loans to deposits	91.0%	92.6%	90.8%
Shareholders’ equity	$581,354	$586,640	$576,586

	At or for the Three Months Ended			At or for the Nine Months Ended
ALLOWANCE for CREDIT LOSSES	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	($ in thousands)
Allowance for credit losses - loans
Balance at beginning of period	$34,860	$34,002	$41,110	$34,348	$50,540
Initial allowance for purchased seasoned loans	224	—	—	224	—
Provision for (reversal of) credit losses	3,231	1,050	221	3,900	(3,600)
Charge-offs	(4,605)	(193)	(323)	(4,798)	(7,729)
Recoveries	13	1	284	49	2,081
Net charge-offs	(4,592)	(192)	(39)	(4,749)	(5,648)
Balance, end of period	$33,723	$34,860	$41,292	$33,723	$41,292
Reserve for unfunded loan commitments (1)
Balance, beginning of period	$1,769	$2,105	$2,514	$2,105	$3,103
Reversal of provision for credit losses	(16)	(336)	(236)	(352)	(825)
Balance, end of period	1,753	1,769	2,278	1,753	2,278
Allowance for credit losses	$35,476	$36,629	$43,570	$35,476	$43,570

ALL to total loans held for investment	1.07%	1.13%	1.38%	1.07%	1.38%
ACL to total loans held for investment	1.13%	1.18%	1.46%	1.13%	1.46%
Net charge-offs to average total loans held-for-investment	(0.59)%	(0.03)%	(0.01)%	(0.21)%	(0.25)%

(1) Included in “Accrued interest and other liabilities” on the consolidated balance sheets.

8

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	September 30, 2026	June 30, 2026	December 31, 2025
	($ in thousands)
ASSETS
Cash and due from banks	$41,559	$55,196	$52,013
Federal funds sold & other interest-bearing balances	225,094	209,755	347,900
Total cash and cash equivalents	266,653	264,951	399,913
Debt securities available-for-sale, at fair value (amortized cost of $343,147, $316,289 and $237,191 at September 30, 2026, June 30, 2026 and December 31, 2025)	318,897	308,792	234,890
Debt securities held-to-maturity, at cost (fair value of $45,680, $48,467 and $49,308 at September 30, 2026, June 30, 2026 and December 31, 2025)	52,673	52,761	52,936
Loans held for sale	15,389	15,828	25,105
Loans held for investment:
Construction & land development	153,738	133,828	138,894
1-4 family residential	136,063	139,841	142,399
Multifamily	295,172	286,296	324,075
Other commercial real estate	1,925,968	1,906,910	1,820,445
Commercial & industrial	636,060	625,212	605,859
Other consumer	1,538	2,666	2,215
Total loans held for investment	3,148,539	3,094,753	3,033,887
Allowance for credit losses - loans	(33,723)	(34,860)	(34,348)
Total loans held for investment, net	3,114,816	3,059,893	2,999,539
Restricted stock at cost	30,976	30,941	30,932
Premises and equipment	12,023	12,154	12,116
Right of use asset	15,719	14,664	15,094
Other real estate owned, net	8,613	8,613	—
Goodwill	110,934	110,934	110,934
Intangible assets	16,104	16,880	18,480
Bank owned life insurance	68,404	67,903	67,367
Deferred taxes, net	30,491	26,054	29,041
Accrued interest and other assets	44,004	34,891	37,039
Total assets	$4,105,696	$4,025,259	$4,033,386

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,261,757	$1,256,822	$1,178,256
Interest-bearing NOW accounts	866,885	819,746	840,593
Money market and savings accounts	1,258,855	1,190,498	1,223,486
Time deposits	88,985	92,039	128,246
Total deposits	3,476,482	3,359,105	3,370,581

Borrowings	—	34,611	33,832
Operating lease liability	19,371	18,375	18,936
Accrued interest and other liabilities	28,489	26,528	33,451
Total liabilities	3,524,342	3,438,619	3,456,800

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 31,952,352, 32,110,117, and 32,418,182 at September 30, 2026, June 30, 2026 and December 31, 2025	430,900	434,514	442,394
Retained earnings	167,536	157,407	135,813
Accumulated other comprehensive loss - net of taxes	(17,082)	(5,281)	(1,621)
Total shareholders’ equity	581,354	586,640	576,586
Total liabilities and shareholders’ equity	$4,105,696	$4,025,259	$4,033,386

9

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$49,207	$47,970	$48,721	$142,805	$148,487
Interest on debt securities	3,641	3,528	2,142	9,947	5,417
Interest on tax-exempted debt securities	297	297	302	892	911
Interest and dividends from other institutions	3,158	3,137	6,023	11,376	14,984
Total interest and dividend income	56,303	54,932	57,188	165,020	169,799

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	10,838	10,105	12,159	31,002	34,665
Interest on time deposits	727	778	1,402	2,448	5,015
Interest on borrowings	594	695	1,112	1,988	3,932
Total interest expense	12,159	11,578	14,673	35,438	43,612
Net interest income	44,144	43,354	42,515	129,582	126,187
Provision for (reversal of) credit losses (1)	3,215	714	(15)	3,548	(4,425)
Net interest income after provision for (reversal of) credit losses	40,929	42,640	42,530	126,034	130,612
NONINTEREST INCOME
Service charges and fees on deposit accounts	1,159	1,097	1,099	3,356	3,463
Gain on sale of loans	—	—	—	—	577
Bank owned life insurance income	501	496	883	1,515	1,849
Servicing and related income on loans	75	51	69	204	313
Other charges and fees (losses)	167	(93)	617	515	1,888
Total noninterest income	1,902	1,551	2,668	5,590	8,090
NONINTEREST EXPENSE
Salaries and employee benefits	15,387	15,544	14,717	47,481	45,874
Occupancy and equipment expenses	1,996	1,944	2,060	5,929	6,306
Data processing	2,170	2,079	1,913	6,214	5,679
Legal, audit and professional	1,079	850	843	2,713	2,674
Regulatory assessments	519	544	508	1,590	1,775
Director and shareholder expenses	348	352	353	1,037	1,152
Intangible assets amortization	776	800	948	2,376	2,844
Other real estate owned expense (income), net	4	201	(10)	309	920
Other expense	2,124	2,032	2,050	6,612	5,911
Total noninterest expense	24,403	24,346	23,382	74,261	73,135
Income before income taxes	18,428	19,845	21,816	57,363	65,567
Income tax expense	4,412	5,545	6,132	15,256	18,931
Net income	$14,016	$14,300	$15,684	$42,107	$46,636

Net income per share - basic	$0.44	$0.44	$0.48	$1.31	$1.44
Net income per share - diluted	$0.43	$0.44	$0.48	$1.30	$1.42
Weighted average common shares-diluted	32,383,922	32,395,945	32,811,827	32,484,200	32,732,145

(1) Included reversal of credit losses on unfunded loan commitments of $16 thousand, $336 thousand and $236 thousand for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025, respectively; and $352 thousand and $825 thousand for the nine months ended September 30, 2026 and September 30, 2025, respectively.

10

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,105,177	$49,207	6.29%	$3,037,033	$47,970	6.34%	$2,974,224	$48,721	6.50%
Taxable debt securities	308,549	3,641	4.68%	306,837	3,528	4.61%	191,922	2,142	4.43%
Tax-exempt debt securities (1)	52,174	297	2.86%	52,262	297	2.89%	53,092	302	2.86%
Deposits in other financial institutions	281,944	2,620	3.69%	230,941	2,123	3.69%	452,615	5,101	4.47%
Fed funds sold/resale agreements	18,517	178	3.81%	30,700	301	3.93%	29,575	315	4.23%
Restricted stock investments and other bank stock	31,782	360	4.49%	31,759	713	9.00%	31,702	607	7.60%
Total interest-earning assets	3,798,143	56,303	5.88%	3,689,532	54,932	5.97%	3,733,130	57,188	6.08%
Total noninterest-earning assets	309,489			307,720			308,742
Total Assets	$4,107,632			$3,997,252			$4,041,872

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$905,910	$3,820	1.67%	$838,323	$3,543	1.70%	$862,250	$4,172	1.92%
Money market and savings accounts	1,210,132	7,018	2.30%	1,176,250	6,562	2.24%	1,194,541	7,987	2.65%
Time deposits	90,920	727	3.17%	96,848	778	3.22%	151,633	1,402	3.67%
Total interest-bearing deposits	2,206,962	11,565	2.08%	2,111,421	10,883	2.07%	2,208,424	13,561	2.44%
Borrowings:
FHLB advances and Federal Reserve Discount Window borrowings	28	—	—%	—	—	—%	—	—	—%
Subordinated debt	23,454	594	10.05%	34,421	695	8.10%	52,952	1,112	8.33%
Total borrowings	23,482	594	10.04%	34,421	695	8.10%	52,952	1,112	8.33%
Total interest-bearing liabilities	2,230,444	12,159	2.16%	2,145,842	11,578	2.16%	2,261,376	14,673	2.57%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,241,391			1,224,016			1,183,313
Other liabilities	47,665			44,695			43,640
Shareholders’ equity	588,132			582,699			553,543
Total Liabilities and Shareholders’ Equity	$4,107,632			$3,997,252			$4,041,872

Net interest spread			3.72%			3.81%			3.51%
Net interest income and margin		$44,144	4.61%		$43,354	4.71%		$42,515	4.52%
Cost of deposits	$3,448,353	$11,565	1.33%	$3,335,437	$10,883	1.31%	$3,391,737	$13,561	1.59%
Cost of funds	$3,471,835	$12,159	1.39%	$3,369,858	$11,578	1.38%	$3,444,689	$14,673	1.69%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 36.00%, 36.70% and 34.89% of average total deposits for the three months ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,052,202	$142,805	6.26%	$3,024,919	$148,487	6.56%
Taxable debt securities	291,099	9,947	4.57%	165,512	5,417	4.38%
Tax-exempt debt securities (1)	52,261	892	2.89%	53,349	911	2.89%
Deposits in other financial institutions	312,707	8,586	3.67%	355,431	11,839	4.45%
Fed funds sold/resale agreements	27,957	779	3.73%	41,849	1,380	4.41%
Restricted stock investments and other bank stock	31,766	2,011	8.46%	31,677	1,765	7.45%
Total interest-earning assets	3,767,992	165,020	5.86%	3,672,737	169,799	6.18%
Total noninterest-earning assets	305,110			309,638
Total Assets	$4,073,102			$3,982,375

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$887,990	$10,725	1.61%	$787,614	$11,204	1.90%
Money market and savings accounts	1,198,372	20,277	2.26%	1,168,715	23,461	2.68%
Time deposits	100,893	2,448	3.24%	174,529	5,015	3.84%
Total interest-bearing deposits	2,187,255	33,450	2.04%	2,130,858	39,680	2.49%
Borrowings:
FHLB advances and Federal Reserve Discount Window borrowings	119	3	3.67%	—	—	—%
Subordinated debt	30,599	1,985	8.67%	63,317	3,932	8.30%
Total borrowings	30,718	1,988	8.65%	63,317	3,932	8.30%
Total interest-bearing liabilities	2,217,973	35,438	2.14%	2,194,175	43,612	2.66%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,223,755			1,206,063
Other liabilities	47,344			45,188
Shareholders’ equity	584,030			536,949
Total Liabilities and Shareholders’ Equity	$4,073,102			$3,982,375

Net interest spread			3.72%			3.52%
Net interest income and margin		$129,582	4.60%		$126,187	4.59%
Cost of deposits	$3,411,010	$33,450	1.31%	$3,336,921	$39,680	1.59%
Cost of funds	$3,441,728	$35,438	1.38%	$3,400,238	$43,612	1.71%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 35.88%, and 36.14% of average total deposits for the nine months ended September 30, 2026 and September 30, 2025, respectively.

12

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) pre-tax pre-provision income, (3) average tangible common equity, (4) return on tangible common equity, (5) tangible common equity, (6) tangible assets, (7) tangible common equity to tangible asset ratio, and (8) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	($ in thousands)
Efficiency Ratio
Noninterest expense	$24,403	$24,346	$23,382	$74,261	$73,135
Net interest income	44,144	43,354	42,515	129,582	126,187
Noninterest income	1,902	1,551	2,668	5,590	8,090
Total net interest income and noninterest income	$46,046	$44,905	$45,183	$135,172	$134,277
Efficiency ratio (non-GAAP)	53.00%	54.22%	51.75%	54.94%	54.47%

Pre-tax pre-provision income
Net interest income	$44,144	$43,354	$42,515	$129,582	$126,187
Noninterest income	1,902	1,551	2,668	5,590	8,090
Total net interest income and noninterest income	46,046	44,905	45,183	135,172	134,277
Less: Noninterest expense	24,403	24,346	23,382	74,261	73,135
Pre-tax pre-provision income (non-GAAP)	$21,643	$20,559	$21,801	$60,911	$61,142

Return on Average Assets, Equity, and Tangible Equity
Net income	$14,016	$14,300	$15,684	$42,107	$46,636
Average assets	$4,107,632	$3,997,252	$4,041,872	$4,073,102	$3,982,375
Average shareholders’ equity	588,132	582,699	553,543	584,030	536,949
Less: Average intangible assets	127,406	128,203	130,825	128,195	132,321
Average tangible common equity (non-GAAP)	$460,726	$454,496	$422,718	$455,835	$404,628

Return on average assets	1.35%	1.43%	1.54%	1.38%	1.57%
Return on average equity	9.45%	9.84%	11.24%	9.64%	11.61%
Return on average tangible common equity (non-GAAP)	12.07%	12.62%	14.72%	12.35%	15.41%

	September 30, 2026	June 30, 2026	December 31, 2025
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$581,354	$586,640	$576,586
Less: Intangible assets	127,038	127,814	129,414
Tangible common equity (non-GAAP)	$454,316	$458,826	$447,172

Total assets	$4,105,696	$4,025,259	$4,033,386
Less: Intangible assets	127,038	127,814	129,414
Tangible assets (non-GAAP)	$3,978,658	$3,897,445	$3,903,972

Equity to asset ratio	14.16%	14.57%	14.30%
Tangible common equity to tangible asset ratio (non-GAAP)	11.42%	11.77%	11.45%
Book value per share	$18.19	$18.27	$17.79
Tangible book value per share (non-GAAP)	$14.22	$14.29	$13.79
Shares outstanding	31,952,352	32,110,117	32,418,182

INVESTOR RELATIONS CONTACT

Thomas Dolan

California Bank of Commerce, N.A.

IR@bankcbc.com

14